EXHIBIT 5.1
May 8, 2009
Bank of America Corporation
Bank of America Corporate Center
100 North Tryon Street
Charlotte, North Carolina 28255-0065
Re: Bank of America Corporation Common Stock, Par Value $0.01 Per Share
Ladies and Gentlemen:
     We have acted as counsel to Bank of America Corporation, a Delaware corporation (the “Corporation”), in connection with (i) the offer and sale by the Corporation of up to 1,250,000,000 shares of the Corporation’s common stock, par value $0.01 per share (the “Shares”), pursuant to an ATM Equity OfferingSM Sales Agreement, dated May 8, 2009, among the Corporation, Banc of America Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated (the “Sales Agreement”), (ii) the Registration Statement on Form S-3, Registration No. 333-158663 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), with respect to the Corporation’s unsecured debt securities, units, warrants, preferred stock, depositary shares and common stock, the Prospectus dated April 20, 2009 and (iii) the Prospectus Supplement dated May 8, 2009, filed with the Commission pursuant to Rule 424(b) under the Securities Act, relating to the Shares.
     As such counsel, we have examined and are familiar with such original or photocopies or certified copies of such records of the Corporation and its subsidiaries, certificates of officers of the Corporation and of public officials and such other documents as we have deemed relevant or necessary as the basis for the opinion set forth below. In such examinations, we have assumed the legal capacity of natural persons, the genuineness of all signatures on, and the authenticity of, all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such copies. We have also relied upon statements of fact contained in documents that we have examined in connection with our representation of the Corporation.
     Based solely upon the foregoing, and in reliance thereon, and subject to the limitations, qualifications and exceptions set forth below, we are of the opinion that the Shares have been duly authorized and, when issued, registered and delivered against payment therefor as contemplated in the Sales Agreement and the applicable Prospectus and Prospectus Supplement, will be duly and validly issued, fully paid and nonassessable.

May 8, 2009

     We hereby consent to be named in the Registration Statement as attorneys who passed upon the legality of the Shares and to the filing of a copy of this opinion as part of the Corporation’s Current Report on Form 8-K to be filed for the purpose of including this opinion as part of the Registration Statement.
Very truly yours,
/s/ MCGUIREWOODS LLP

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